FOR IMMEDIATE RELEASE

Encorium Announces Receipt of Nasdaq Letter Regarding Compliance with Nasdaq’s Independent Director and Audit Committee Requirements

WAYNE, PA, October 1, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced that on September 25, 2008, it received a letter from Nasdaq stating that it no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Marketplace Rule 4350. This resulted from the recent changes to the Company’s Board of Directors which included the resignation of Christopher F. Meshginpoosh and Scott M. Jenkins and the appointment of David Morra.

However, consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq will provide the Company a cure period in order to regain compliance. Encorium has until the earlier of the Company’s next annual shareholders’ meeting or September 5, 2009 to regain compliance. Alternatively, if the next annual shareholders’ meeting is held before March 4, 2009, then the Company must evidence compliance no later than March 4, 2009. Encorium must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require its staff to provide written notification to the Company that its securities will be delisted. At that time, Encorium may appeal the delisting determination to a Listing Qualifications Panel.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

CONTACT: Encorium Group, Inc. Philip L. Calamia, Chief Financial Officer 610-975-9533 www.encorium.com